Exhibit 99.1


                                                                     AMERISERVE
                                                15305 Dallas Parkway, Suite 1600
                                                          P.O. Box 9016 - MS 16B
                                                      Addison, Texas  75001-9016
                                                             Phone: 972-364-2000

November 2, 1999

Dear Valued Supplier,

            Over the past few weeks there have been concerns expressed about AmeriServe in the supplier community. As many of you know, AmeriServe recently completed a bond offering that we thought would be positively perceived. The opposite seems to have occurred, resulting in concerns about our liquidity and misconceptions about the bond offering. For instance, we have heard that the offering was placed entirely overseas. In fact, current bondholders (both investment funds and insurance companies) purchased the vast majority of the new bonds. It seems these concerns are partly a result of the accounts payable processing problems we have had over the past several months and the magnitude of the cost associated with our restructuring and consolidation activities.

With the completion of most of the new distribution center network and the JD Edwards computer system implementation, AmeriServe expects that over the next 60 days, spending for restructuring and consolidation activities will decrease substantially, ongoing operating expenses will decline and capital spending will return to historical maintenance levels.

We have made significant progress on the payables front over the past quarter, reducing the amounts owed to suppliers by almost $125 million before the bond financing, which was funded at the beginning of October. We are working diligently with you to reconcile purchase orders, delivery receipts, and invoices and need your continued cooperation in coordinating your billing procedures with our accounts payable processes.

The company and our financial advisors believe that it is important that the company takes organizational initiatives and further enhances its capital resources in ways that restore your long term confidence in AmeriServe. We expect that the following steps, which we are in the process of implementing, will provide AmeriServe with ample liquidity as we move into the post-consolidation period:

o asset sales, including the sale of our Equipment Division and excess fleet equipment, and reductions in our inventory and accounts receivable, yielding $110 to $140 million
o execution of planned post-consolidation cost-cutting actions resulting in a significant reduction in cash expenditures

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November 2, 1999
Page 2

o $50 million of equity and equity-like investments by AmeriServe shareholders
o      increase of $100 million in AmeriServe's bank-funded credit line

The cost-cutting includes a reduction in head count of approximately 1,500 people, representing approximately 15% of our workforce. Most of the reductions involve individuals who have completed contract or other temporary labor services that were necessary during our restructuring.

The proposed financing actions, which would be supported by leading financial and other institutions in the U.S. and Europe, are expected to be implemented over the next four to six weeks, and the organizational initiatives will begin immediately. We have shared these plans with our major customers and their respective buying organizations and they have committed their full support.

Our entire management team is confident that we can deliver on our plans and become the leading distributor in the industry. We thank you for your continued support.

Sincerely,



John V. Holten
Chief Executive Officer